Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Linn Energy, LLC:
We consent to the incorporation by reference in the registration statement (No. 333-131153) on Form S-8 of Linn Energy, LLC of our report dated May 31, 2006, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2005 and 2004, and the related consolidated statements of operations, members’ capital (deficit), and cash flows for the years ended December 31, 2005 and 2004, and the period from March 14, 2003 (Inception) to December 31, 2003, which report appears in the December 31, 2005, annual report on Form 10-K of Linn Energy, LLC.
Our report on the consolidated financial statements refers to a restatement of the consolidated financial statements.

/s/ KPMG, LLP
Pittsburgh, Pennsylvania
May 31, 2006